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EXHIBIT 12.1(a)

WASHINGTON MUTUAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

						Nine Months Ended September 30,
	Year Ended December 31,
(in millions)
	2000	1999	1998	1997	1996	2001	2000
Earnings, including interest on deposits(1):
Income before income tax expense	$2,984	$2,884	$2,369	$1,538	$591	$3,481	$2,208
Fixed charges	9,538	7,674	6,990	6,349	6,086	6,753	6,981

	$12,522	$10,558	$9,359	$7,887	$6,677	$10,234	$9,189

Fixed charges(1):
Interest expense	$9,472	$7,610	$6,929	$6,287	$6,027	$6,691	$6,940
Estimated interest component of net rental expense	66	64	61	62	59	62	41

	9,538	7,674	6,990	6,349	6,086	6,753	6,981

Ratio of earnings to fixed charges(2)	1.31	1.38	1.34	1.24	1.10	1.52	1.32

Earning, excluding interest on deposits:
Income before income tax expense	$2,984	$2,884	$2,369	$1,538	$591	$3,481	$2,208
Fixed charges	6,248	4,504	3,402	2,703	2,322	4,308	4,546

	$9,232	$7,388	$5,771	$4,241	$2,913	$7,789	$6,754

Fixed charges:
Interest expense	$9,472	$7,610	$6,929	$6,287	$6,027	$6,691	$6,940
Less interest on deposits	3,290	3,170	3,588	3,646	3,764	2,445	2,435
Estimated interest component of net rental expense	66	64	61	62	59	62	41

	6,248	4,504	3,402	2,703	2,322	4,308	4,546

Ratio of earnings to fixed charges(2)	1.48	1.64	1.70	1.57	1.25	1.81	1.49

(1)
As defined in Item 503(d) of Regulation S-K.

(2)
These computations are included herein in compliance with Securities and Exchange Commission Regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

EXHIBIT 12.1(b)

WASHINGTON MUTUAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED DIVIDENDS

						Nine Months Ended September 30,
	Year Ended December 31,
(in millions)
	2000	1999	1998	1997	1996	2001	2000
Earnings, including interest on deposits(1):
Income before income tax expense	$2,984	$2,884	$2,369	$1,538	$591	$3,481	$2,208
Fixed charges	9,538	7,674	6,990	6,349	6,086	6,753	6,981

	$12,522	$10,558	$9,359	$7,887	$6,677	$10,234	$9,189

Preferred dividends(2)	—	—	—	$35	$86	8	—
Fixed charges(1)
Interest expense	$9,472	$7,610	$6,929	$6,287	$6,027	$6,691	$6,940
Estimated interest component of net rental expense	66	64	61	62	59	62	41

	9,538	7,674	6,990	6,349	6,086	6,753	6,981

Fixed charges and preferred dividends	$9,538	$7,674	$6,990	$6,384	$6,172	$6,761	$6,981

Ratio of earnings to fixed charges and preferred dividends(3)	1.31	1.38	1.34	1.24	1.08	1.51	1.32

Earning, excluding interest on deposits:
Income before income tax expense	$2,984	$2,884	$2,369	$1,538	$591	$3,481	$2,208
Fixed charges	6,248	4,504	3,402	2,703	2,322	4,308	4,546

	$9,232	$7,388	$5,771	$4,241	$2,913	$7,789	$6,754
Preferred dividends(2)	—	—	—	35	86	8	—

Fixed charges:
Interest expense	$9,472	$7,610	$6,929	$6,287	$6,027	$6,691	$6,940
Less interest on deposits	3,290	3,170	3,588	3,646	3,764	2,445	2,435
Estimated interest component of net rental expense	66	64	61	62	59	62	41

	6,248	4,504	3,402	2,703	2,322	4,308	4,546

Fixed charges and preferred dividends	$6,248	$4,504	$3,402	$2,738	$2,408	$4,316	$4,546

Ratio of earnings to fixed charges and preferred dividends(3)	1.48	1.64	1.70	1.55	1.21	1.80	1.49

(1)
As defined in Item 503(d) of Regulation S-K.

(2)
The preferred dividends were increased to amounts representing the pretax earning that would be required to cover such dividend requirements.

(3)
These computations are included herein in compliance with Securities and Exchange Commission Regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

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  EXHIBIT 12.1(a)
WASHINGTON MUTUAL, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
  EXHIBIT 12.1(b)
WASHINGTON MUTUAL, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS